Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 2nd QUARTER RESULTS

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA, Monday, August 11, 2003

SBA Communications Corporation (“SBA” or the “Company”) today reported results for the second quarter ended June 30, 2003. Highlights of the results include:

•	Sequential growth in leasing revenue, tower cash flow, tower cash flow margin, Adjusted EBITDA and Adjusted EBITDA margin

•	Leasing revenue and tower cash flow grew 12% and 13%, respectively, year over year

•	Asset sale proceeds to date of $181.5 million

•	Repurchased to date $45 million of 12% Senior Discount Notes

Operating Results

Total revenues in the second quarter of 2003 were $50.4 million, compared to $63.6 million in the year earlier period. Site leasing revenue of $31.7 million and site leasing gross profit (tower cash flow) of $21.1 million were up 12.3% and 12.8%, respectively, over the year earlier period, which percentage increases approximate the same tower revenue and tower cash flow growth on the 3,037 towers owned at June 30, 2002 and 2003. Site leasing gross profit margin in the second quarter was 66.6%, a 120 basis point sequential improvement over the first quarter of 2003. Site leasing contributed 92.4% of the Company’s gross profit in the second quarter. Site development revenues were $18.7 million compared to $35.4 million in the year earlier period. Selling, general and administrative expenses were $7.2 million in the second quarter, as compared to $8.7 million in the year earlier period, a 17% reduction, and compared to $8.5 million in the first quarter of 2003.

Net loss from continuing operations before cumulative effect of a change in accounting principle for the second quarter was ($45.4) million or ($.89) per share, compared to ($46.5) million or ($.92) per share in the year earlier period. Excluding non-cash asset impairment charges of ($10.3) million and ($13.4) million, net loss per share for the second quarters of 2003 and 2002 was ($.69) and ($.65), respectively. Net loss in the second quarter of 2003 was ($56.4) million.

Net loss per share was ($1.10) for the second quarter of 2003 compared to ($.94) in the year earlier period. Excluding the non-cash asset impairment charges of ($10.3) million and ($13.4) million, net loss per share for the second quarter of 2003 and 2002 was ($.90) and ($.67), respectively.

Net cash used in operating activities for the second quarter of 2003 was $2.8 million, compared to $4.8 million in the first quarter of 2003. Adjusted EBITDA was $15.9 million, compared to $15.1 million in the first quarter of 2003 and $17.3 million in the year earlier period. Adjusted EBITDA margin improved to 31.6%, a 440 basis point improvement over the year earlier period and a 230 basis point improvement over the first quarter of 2003.

As a result of the Company’s sale of 801 towers in its western region, the majority of which was completed in the second quarter, the results of all 801 towers are reflected as discontinued operations in accordance with generally accepted accounting principles for the three and six month periods ended June 30, 2003 and the comparable periods of 2002. In addition, the Company has decided to sell an additional 51 towers located in its western region, the results of which are also reflected as discontinued operations for the same periods. Accordingly, site leasing revenue, site leasing gross profit and SG&A expense were reduced by $3.9 million, $2.5 million and $0.2 million for the three months ended June 30, 2003 and by $6.0 million, $3.8 million and $0.3 million for the year earlier period.

Investing Activities

SBA built 4 towers and sold or otherwise disposed of 637 towers, ending the quarter with 3,243 towers. SBA received approximately $145 million of gross cash proceeds from tower sales in the second quarter. Subsequent to quarter-end, SBA has received an additional approximately $36.5 million of gross cash proceeds in exchange for the sale of 98 towers. The last 72 towers of the 801 tower sale are expected to be transferred on or before October 1, 2003 in exchange for gross proceeds of approximately $21.5 million, subject to certain purchase price adjustments. The Company also commenced efforts to sell 51 towers that were remaining in its western region after the 801 tower sale, to further improve efficiencies in its tower portfolio. These 51 towers have been classified as assets held for sale. The Company recognized a non-cash asset impairment charge of $4.0 million in connection with its decision to sell these 51 towers, which charge has been reflected as a loss from discontinued operations in the second quarter. Giving effect to the sale of all 801 towers and the intended sale of the 51 additional towers, at June 30, 2003 pro forma tower count was 3,022 towers. Capital expenditures for the second quarter were $3.0 million, down from $6.1 million in the first quarter of 2003 and $23.8 million in the year earlier period.

Financing Activities

In the second quarter SBA refinanced its prior senior credit facility with the proceeds of a new $195 million senior credit facility, cash on hand and a portion of the proceeds from the tower sale. In connection with the refinancing, the Company wrote off deferred financing fees of $4.4 million. SBA ended the quarter with $145.7 million borrowed under its $195 million senior credit facility, $744 million of senior notes outstanding and net debt of $844.7 million. Total debt has declined from $1.019 billion at December 31, 2002 to $889.8 million at June 30, 2003. In the second quarter, SBA repurchased $25 million in principal amount of its 12% Senior Discount Notes and subsequent to quarter-end has repurchased an additional $20 million in principal amount of such notes. The Company purchased the notes in the open market and paid cash of approximately par, or $45 million, plus accrued interest. Liquidity at June 30, 2003 was $95 million, consisting of $45 million of cash and restricted cash, and $50 million of availability under the new credit facility. Such liquidity does not include any asset sale proceeds received and to be received, or note repurchases, subsequent to June 30, 2003.

“We were very active in the second quarter, and pleased with the results,” commented Jeffrey A. Stoops, President and Chief Executive Officer. “We made great progress in stabilizing our balance sheet, liquidity and operations, and positioning the Company for future growth. Through the tower sale and senior credit facility refinancing we reduced total debt and improved our liquidity position materially. Our balance sheet focus has now turned to reducing our interest expense and deleveraging the Company, and we were able to make progress on those goals through repurchasing some of our higher-cost debt. Operationally, our tower ownership business is performing well. We experienced solid growth in tower leasing revenue, tower cash flow and tower cash flow margin on a sequential basis. On the cost side, we continued to reduce overhead expense and capital expenditures.

“While we remain cautious, the business environment appears to be improving. Carrier activity and demand for both our tower space and our services business picked up in the second quarter, and we are expecting a stronger second half of the year. We have increased our outlook for 2003 for our leasing business, and feel that the services business has stabilized and will improve through the remainder of 2003. We believe that we will have good momentum carrying into 2004. We continue to be very excited about, and confident in attaining, our goals of growth in tower cash flow and Adjusted EBITDA, reducing leverage and attaining positive free cash flow.”

Outlook

In July 2003, SBA was awarded a network development contract from Sprint Spectrum L.P., which the Company estimates will produce $70 to $90 million in site development revenue over the next 24 months, substantially all of which will be earned in 2004 and 2005.

The Company has provided its Third Quarter 2003 and Full Year 2003 Outlook. This outlook is based on current expectations and assumptions and reflects the intended sale of 852 towers as discontinued operations in the third quarter and for the full year. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements are set forth below and in the Company’s filings with the Securities and Exchange Commission.

	(in millions, except per share information)
	Quarter ended September 30, 2003			Full year 2003
Leasing revenue	$31.5	to	$33.5	$127.0	to	$130.0
Site development revenue	19.0	to	22.0	80.0	to	85.0

	(in millions, except per share information)
	Quarter ended September 30, 2003			Full year 2003
Total revenues	50.5	to	55.5	207.0	to	215.0
Tower cash flow	21.0	to	22.5	84.5	to	87.0
Operating loss	(5.5)	to	(7.5)	(36.0)	to	(39.0)
Depreciation, accretion and amortization	20.5	to	22.5	85.5	to	88.5
Cash interest expense	21.0	to	23.0	83.0	to	86.0
Non-cash interest expense	1.0	to	2.0	8.0	to	10.0
Net loss	(29.5)	to	(34.5)	(148.0)	to	(161.0)
Loss per share from continuing operations	(.58)	to	(.68)	(2.65)	to	(2.90)
Loss per share	(.58)	to	(.68)	(2.90)	to	(3.15)
Adjusted EBITDA	15.5	to	17.5	64.5	to	67.5
Capital expenditures	3.0	to	5.0	10.0	to	15.0

Refer to the attached exhibits for a reconciliation of Adjusted EBITDA to the most comparable GAAP measures.

Conference Call Information

SBA Communications Corporation will host a conference call Tuesday, August 12, 2003 at 10:00 A.M. EDT to discuss the quarterly results. The call may be accessed as follows:

Dial-in number:	800-851-3058
Conference call name:	SBA 2nd Quarter Results
Replay:	August 12, 2003 at 5:00 P.M. through August 25, 2003 at 11:59 P.M.
Replay number:	800-642-1687
Access Code:	1823347
Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward looking statements, including statements regarding (i) the Company’s estimate of wireless carrier activity during 2003; (ii) the Company’s third quarter 2003 and full year 2003 guidance; (iii) the Company’s expectations regarding the consummation of the sale of the remaining 72 towers of the 801 towers on or before October 1, 2003 and the gross cash proceeds generated by such sale; (iv) the Company’s ability to sell an additional 51 towers located in its western region; (v) the Company’s estimates of the amount and timing of site development revenue to be generated from the network development contract with Sprint Spectrum L.P.; (vi) the Company’s expectations regarding increasing tower cash flow and Adjusted EBITDA, reducing leverage and attaining positive free cash flow; and (vii) the Company’s estimates regarding the business environment and the Company’s momentum in 2004. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 31, 2003. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding wireless carrier activity, 2003 guidance, site development revenue to be generated from the network development contract with Sprint Spectrum L.P., the business environment, the Company’s momentum in 2004 and the Company’s expectations regarding tower cash flow and Adjusted EBITDA, leverage and positive free cash flow, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures, (2) the Company’s ability to secure as many site leasing tenants as planned at anticipated lease rates, (3) the Company’s ability to expand its site leasing business, (4) the Company’s ability to retain current lessees on towers, (5) the Company’s ability to secure and deliver anticipated services business at contemplated margins, (6) the Company’s ability to increase revenues and maintain or decrease expenses and cash capital expenditures, (7) the Company’s ability to continue to comply with covenants and the terms of its senior credit facility and to access sufficient capital to fund its operations, (8) the business climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular, and (9) the continued dependence on towers and outsourced site development services by the wireless communications industry. With respect to the Company’s ability to sell an additional 51 towers and its expectations of results from the sale of the remaining 72 towers, such factors include, but are not limited to (1) the ability of the Company to identify a suitable purchaser for the additional 51 towers; (2) the ability of the Company and such purchaser to enter into an agreement on mutually acceptable terms; (3) the ability of the Company and purchasers to satisfy all closing conditions and potential adjustments to the purchase price and (4) any indemnification obligations that may arise under the agreement. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Information on Non-GAAP financial measures is presented below under “Unaudited Consolidated Statements of Operations” and this press release will be available on our website at www.sbasite.com through August 25, 2003.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 995-7670, or visit our website at www.sbasite.com.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 20,000 antenna sites in the United States.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2003	2002	2003	2002
Revenues:
Site leasing	$31,710	$28,232	$62,713	$55,066
Site development	18,665	35,373	39,339	66,776

Total revenues	50,375	63,605	102,052	121,842

Cost of revenues (exclusive of depreciation, accretion and amortization shown below):
Cost of site leasing	10,577	9,496	21,292	18,734
Cost of site development	16,927	28,562	35,621	53,241

Total cost of revenues	27,504	38,058	56,913	71,975

Gross profit	22,871	25,547	45,139	49,867

Operating expenses:
Selling, general and administrative	7,242	8,713	15,452	17,742
Restructuring and other charges	396	7,667	1,372	45,405
Asset impairment charges	10,265	13,418	10,717	29,798
Depreciation, accretion and amortization	20,720	20,021	42,406	41,980

Total operating expenses	38,623	49,819	69,947	134,925

Operating loss from continuing operations	(15,752)	(24,272)	(24,808)	(85,058)

Other income (expense):
Interest income	124	83	253	96
Interest expense	(22,513)	(13,432)	(39,643)	(26,649)
Non-cash interest expense	(723)	(7,184)	(5,800)	(14,097)
Amortization of debt issuance costs	(1,272)	(1,101)	(2,427)	(2,190)
Loss from write-off of deferred financing fees and extinguishment of debt	(4,842)	—	(4,842)	—
Other	(35)	(118)	9	(40)

Total other expense	(29,261)	(21,752)	(52,450)	(42,880)

Loss from continuing operations before provision for income taxes and cumulative effect of changes in accounting principles	(45,013)	(46,024)	(77,258)	(127,938)
Provision for income taxes	(435)	(479)	(935)	(1,033)

Loss from continuing operations before cumulative effect of changes in accounting principles	(45,448)	(46,503)	(78,193)	(128,971)
Loss from discontinued operations, net of income taxes	(10,960)	(833)	(11,425)	(1,596)

Loss before cumulative effect of changes in accounting principles	(56,408)	(47,336)	(89,618)	(130,567)
Cumulative effect of changes in accounting principles	—	—	(545)	(80,592)

Net loss	$(56,408)	$(47,336)	$(90,163)	$(211,159)

	For the three months ended June 30,		For the six months ended June 30,
	2003	2002	2003	2002
Basic and Diluted Loss Per Common Share Amounts:
Loss from continuing operations before cumulative effect of changes in accounting principles	$(0.89)	$(0.92)	$(1.53)	$(2.60)
Loss from discontinued operations	(0.21)	(0.02)	(0.22)	(0.03)
Cumulative effect of changes in accounting principles	—	—	(0.01)	(1.62)

Net loss per common share	$(1.10)	$(0.94)	$(1.76)	$(4.25)

Weighted average number of common shares	51,133	50,392	51,132	49,705

Other Data:
Adjusted EBITDA	$15,932	$17,294	$31,064	$33,237
Annualized tower cash flow	$84,532	$74,944

Non-GAAP Financial Measures

This press release includes disclosures regarding Adjusted EBITDA which is a non-GAAP financial measure. Adjusted EBITDA is defined as loss from continuing operations plus net interest expenses, taxes, depreciation, accretion and amortization, asset impairment charges, non-cash compensation, restructuring and other charges, and other non-recurring expenses. We have included information regarding Adjusted EBITDA because we believe it is an indicator of the profitability and performance of our core operations and reflects the changes in our operating results. In addition, Adjusted EBITDA is a component of the calculation used by our lenders to determine compliance with some of our debt instruments, particularly our senior credit facility. Adjusted EBITDA is not intended to be an alternative measure of operating income as determined in accordance with generally accepted accounting principles. Adjusted EBITDA for the three and six months ended June 30, 2003 and 2002 is calculated below:

	For the three months ended June 30,		For the six months ended June 30,
	2003	2002	2003	2002
	(in thousands)
Net loss	$(56,408)	$(47,336)	$(90,163)	$(211,159)
Cumulative effect of changes in accounting principles	—	—	545	80,592
Loss from discontinued operations, net of income taxes	10,960	833	11,425	1,596

Loss from continuing operations	(45,448)	(46,503)	(78,193)	(128,971)
Interest income	(124)	(83)	(253)	(96)
Interest expense	24,508	21,717	47,870	42,936
Depreciation, accretion and amortization	20,720	20,021	42,406	41,980
Asset impairment charges	10,265	13,418	10,717	29,798
Provision for taxes	435	479	935	1,033
Other expenses	4,877	118	4,833	40
Non-cash compensation (included in selling, general and administrative)	217	460	486	1,112
Restructuring and other charges	396	7,667	1,372	45,405
Other non-recurring expenses (included in selling, general and administrative)	86	—	891	—

Adjusted EBITDA	$15,932	$17,294	$31,064	$33,237

Adjusted EBITDA for the three months ended September 2003 and full year 2003 will be calculated the same way.

Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by Total Revenues for the applicable period.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	June 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$22,040	$61,141
Restricted cash	23,010	—
Accounts receivable, net of allowances of $4,711 and $5,572 in 2003 and 2002, respectively	26,304	36,292
Other current assets	12,300	15,749
Assets held for sale	42,708	203,274

Total current assets	126,362	316,456

Property and equipment, net	898,024	941,458
Deferred financing fees, net	24,664	24,517
Other long-term assets	35,468	22,484

Total assets	$1,084,518	$1,304,915

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$25,492	$31,891
Interest payable	31,476	22,919
Long-term debt, current portion	6,558	189,397
Other current liabilities	15,722	17,013
Liabilities held for sale	683	4,743

Total current liabilities	79,931	265,963

Long-term liabilities:
Long-term debt	888,130	834,885
Deferred tax liabilities, net	16,457	16,457
Other long-term liabilities	4,182	2,137

Total long-term liabilities	908,769	853,479

Shareholders’ equity	95,818	185,473

Total liabilities and shareholders’ equity	$1,084,518	$1,304,915

UNAUDITED CONSENDSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the six months ended June 30,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(90,163)	$(211,159)
Depreciation, accretion and amortization	42,406	41,980
Other non-cash items reflected in Statements of Operations	40,908	179,827
Changes in operating assets and liabilities	(753)	(20,034)

Net cash used in operating activities	(7,602)	(9,386)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(9,090)	(53,354)
Acquisitions and related earn-outs	(2,530)	(17,627)
Proceeds from sale of towers to AAT	142,510	—
Restricted cash	(20,000)	—

Net cash provided by (used in) investing activities	110,890	(70,981)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from employee stock purchase/option plans	22	212
Borrowings under senior credit facility	225,000	98,000
Repayment of senior credit facility and notes payable	(335,049)	(370)
Payment of deferred financing fees	(7,587)	(65)

Repurchase of 12% senior discount notes	(24,775)	—

Net cash provided by (used in) financing activities	(142,389)	97,777

Net increase (decrease) in cash and cash equivalents	(39,101)	17,410

CASH AND CASH EQUIVALENTS:
Beginning of period	61,141	13,904

End of period	$22,040	$31,314

UNAUDITED SUPPLEMENTAL INFORMATION:
	For the three months ended June 30, 2003	For the six months ended June 30, 2003
	(in thousands)
SELECTED CAPITAL EXPENDITURE DETAIL:
Tower new build construction:
Towers completed in period	$506	$1,063
Towers completed in prior periods	382	3,342
Work in process	241	759

Operating tower expenditures:
Tower upgrades/augmentations	766	1,613
Maintenance/improvement capital expenditures	769	1,607
General corporate expenditures	293	706

Totals	$2,957	$9,090